Exhibit 5.1

JONES DAY
2727 North Harwood Street
Dallas, Texas 75201

June 17, 2005

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063

Re:	Registration on Form S-3 of 12,000,000 Shares of common stock, par value $0.10 per share, of Michaels Stores, Inc.

Ladies and Gentlemen:

          We are acting as counsel to Michaels Stores, Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) of (i) the offer and sale by the Company of up to 11,700,000 shares of common stock par value $.10 per share (“Common Stock”), of the Company to be granted pursuant to the Michaels Stores, Inc. 2005 Incentive Compensation Plan (the “Plan”) and (ii) the subsequent offer and resale of up to 12,000,000 shares of Common Stock by certain holders of shares acquired or to be acquired by such holders under the Plan (the “Shares”).

          We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan against payment of the consideration therefor as provided in the Plan and having a value not less than the par value thereof or when otherwise issued and delivered in accordance with the provisions of the Plan and a credit against capital being made by the Company having a value of not less than the par value thereof, will be validly issued, fully paid, and nonassessable.

          In rendering this opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company, the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such opinion, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day
Jones Day